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                                                                   EXHIBIT 10.45

                          BRERA CAPITAL PARTNERS, LLC
                               590 Madison Avenue
                            New York, New York 10022


                                                 August 10, 1998, but
                                                 effective as of October 1, 1997

McCarthy, Crisanti & Maffei, Inc.
590 Madison Avenue
New York, New York 10022


Dear Sirs:

     Reference is made to a Lease dated as of March 1, 1997, as amended by Amendment dated July 21, 1997 (collectively, the "Prime Lease") between 590 Madison Avenue Associates, L.P. (the "Prime Landlord"), as Landlord, and Brera Capital Partners, LLC ("Brera"), as Tenant, in respect of premises in the building (the "Building") located at 590 Madison Avenue, New York, New York, consisting of a portion of the 18th floor more particularly described therein (the "Premises"). We have given you a true copy of the Prime Lease and you acknowledge receipt thereof.

     You have requested the right to share occupancy of the Premises with Brera on a license basis and we have agreed, subject to the terms of this agreement ("Agreement"). Accordingly, it is appropriate that we each execute this Agreement to set forth our understandings and our respective rights and obligations with respect to the Premises and the Prime Lease, as follows:

     1. Commencing and effective as of October 1, 1997 (the "Commencement Date"), McCarthy, Crisanti & Maffei, Inc. ("MCM") is entitled to occupy that portion of the Premises shown cross-hatched on the floor plan annexed hereto as Exhibit A (the "Floor Plan"), and Brera will be entitled to occupy the balance of the Premises, subject to the following sentence. The reception area and conference rooms shall be under the direction and control of Brera, but MCM may make reasonable use thereof in common with Brera. Subject to the consent of the Prime Landlord, to the extent required, Brera, MCM and each Affiliate (as hereinafter defined) of MCM occupying any portion of the Premises, may maintain its respective firm name on the entry door to the Premises and, in addition, Brera will request the Prime Landlord to cause the Building Directory to reflect all such firm names, it being expressly agreed, however, that the failure or refusal of the Prime Landlord to consent to such signage or to cause the Building Directory to so reflect

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such names shall not be a default of Brera or provide MCM with any claim or right of offset hereunder.

     2. MCM will occupy and use its area within the Premises only for executive and administrative offices and for no other purposes.

     3. The term of this Agreement and MCM's right to share occupancy of the Premises pursuant hereto (hereinafter, the "Term") shall commence as of the Commencement Date (subject to the provisions of Paragraph 24 hereof) and shall end and expire on April 30, 2000 unless sooner terminated as provided in Paragraph 17 or Paragraph 21 below. MCM shall have no right or option to renew or extend the Term for periods after April 30, 2000.

     4. Effective from and after the Commencement Date, MCM shall make license payments to Brera at (i) the rate of $3,133.50 per month from the Commencement Date through January 31, 1998, and (b) at the rate of $6,267.00 per month during the balance of the Term of this Agreement. MCM will make payments to Brera within five (5) days after Brera has delivered to MCM the Prime Landlord's consent referred to in Paragraph 24 hereof for the period from the Commencement Date through the end of the then current month, and thereafter on the first day of each and every month during the Term.

     5. Monies payable under this Agreement shall be paid to Brera, without notice or demand, in lawful money of the United States of America, at the address of Brera set forth above or at such other address as may be designated by Brera from time to time. Except as set forth in Section 15 below, there shall be no abatement of, deduction from, or counterclaim or setoff against the payments provided for herein.

     6. MCM acknowledges that it has inspected the Premises and the personal property located therein (the "Personalty"), knows the condition thereof and agrees to accept the same "AS IS" on the Commencement Date, in the condition in which they exist as of the Commencement Date. MCM further acknowledges that Brera has made no representations or warranties whatsoever with respect to the Premises or the Personalty, and agrees that Brera has no obligation to alter or repair the Premises or the Personalty or to prepare the same in any way for MCM's occupancy or use. MCM will purchase and install any additional furniture and furnishings it may require for its offices (other than Peter Derow's office), all of which furniture and furnishings will be selected by Brera to match or be consistent with Brera's existing furniture and furnishings. Upon the termination of this Agreement or the Term hereof, Brera shall have the right at its election to purchase all such furniture and furnishings from MCM at the depreciated book value thereof as reflected on MCM's books.

     7. Except as otherwise provided below, MCM shall be entitled, during the Term of this Agreement to receive all services, utilities, repairs and facilities to be provided by the Prime Landlord under the Prime Lease, subject to the
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provisions of the Prime Lease relating to the furnishing of such services, utilities, repairs and facilities. However, Brera shall have no responsibility or liability of any kind whatsoever for any default of or by the Prime Landlord under the Prime Lease or for the furnishing to MCM of any services of any kind whatsoever which the Prime Landlord is required to furnish to the Premises under the Prime Lease. Brera agrees that in the event it shall receive notice from MCM that any of the services to which MCM is entitled are not being furnished or are improperly being furnished, Brera will use reasonable efforts (not including litigation) to cause the Prime Landlord to cause such services to be resumed or properly furnished. In addition to the monthly license fee set forth in Section 4 hereof, MCM hereby agrees to pay to Brera within ten (10) days after demand therefor twenty percent (20%) of all of the costs and expenses related to the aforementioned services payable by Brera as tenant under the Prime Lease with respect to such utilities, repairs and facilities, together with the same percentage of all tax and operating escalation payments and charges for electricity payable by Brera as tenant under the Prime Lease which accrue during the Term.

          8. Each of Brera and MCM shall provide, at its own sole cost and expense, its own personnel employed at the Premises, except that Brera shall provide a receptionist who will act as such for both parties. MCM will, within ten (10) days after demand therefor, pay to Brera a share of the receptionist's salary and benefits reasonably determined by Brera, together with MCM's fair and reasonable share of other variable office expenses (telephone, fax, copying, postage, etc.), and, if Brera shall provide insurance coverage pursuant to Paragraph 13 hereof, a fair and reasonable share of the premiums for such insurance.

          9. Each of Brera and MCM will utilize the Premises in such manner as not to interfere with the other's use of the Premises. Each of Brera and MCM shall be entitled to use its respective area at all times that it is entitled to occupy the Premises.

          10. Brera agrees that it will not amend, modify or alter the Prime Lease in any respect which would have a materially adverse impact on MCM without MCM's written consent, which consent MCM agrees shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, MCM understands and agrees that Brera may at some future time enter into an agreement with the Prime Landlord terminating the Prime Lease prior to the stated expiration date thereof, and in such event this Agreement shall terminate simultaneously with the termination of the Prime Lease, as provided in Paragraph 21 hereof. Brera will use reasonable efforts to give MCM as much advance notice of such termination as is practical under the circumstances.

          11. (a) MCM agrees not to do or permit to be done any act or thing or neglect to take any action which act or thing or neglect will constitute or cause a breach or violation of any of the terms, covenants, conditions or provisions of the Prime Lease or which will make Brera liable for any damages, claims, fines, costs or penalties under the Prime Lease. MCM agrees to indemnify and hold harmless the
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Prime Landlord and Brera from and against all loss, liability, obligation, damage, penalty, cost, charge and expense of any kind whatsoever (including, but not limited to, reasonable attorneys' fees and disbursements) (any or all of which being hereinafter referred to as "Damages"), whensoever asserted or occurring, which the Prime Landlord and/or Brera may incur or pay out, or which may be asserted against the Prime Landlord and/or Brera (a) by reason of any failure by MCM to perform or comply with any of the terms, covenants, conditions and provisions of this Agreement, (b) by reason of any breach or violation by MCM of the terms, covenants, conditions and provisions of the Prime Lease (other than the obligation to pay rent or additional rent thereunder), (c) by reason of any work or thing of whatsoever kind done in, on or about the Premises by MCM's employees, contractors, agents, licensees or invitees (including, but not limited to, construction, alterations, repairs or similar acts of any kind whatsoever, and whether or not authorized by this Agreement), (d) by reason of any negligence or willful act or omission by MCM or any of MCM's employees, contractors, agents, licensees or invitees or (e) by reason of any injuries to persons or property occurring in, on or about the Premises to the extent such injuries are due to MCM's wrongful acts or omissions; provided, however, that nothing herein shall obligate MCM to indemnify the Prime Landlord or Brera for Damages caused by the wrongful acts, omissions or negligence of the Prime Landlord or Brera or its or Brera's employees, contractors, agents, licensees or invitees. If any action or proceeding shall be brought against Brera or the Prime Landlord by reason of any claim covered by the indemnification set forth above, MCM, upon notice from Brera, agrees to resist or defend such action or proceeding and to employ counsel therefor reasonably satisfactory to Brera. MCM shall pay to Brera within ten (10) days after demand therefor all sums which may be owing to Brera and/or the Prime Landlord by reason of the provisions of this Paragraph 11.

          (b) Brera agrees to indemnify and hold harmless MCM and each affiliate of MCM occupying any portion of the Premises (collectively, the "MCM Parties") for Damages which any of the MCM Parties may incur or pay out, or which may be asserted against any of the MCM Parties (a) by reason of any failure of Brera to perform or comply with any of the terms of this Agreement,
(b) by reason of any breach or violation by Brera of the terms, covenants, conditions and provisions of the Prime Lease (other than the obligation to obtain Prime Landlord's consent to this Agreement), (c) by reason of any work or thing of whatsoever kind done in, on or about the Premises by Brera's employees, contractors, agents, licensees (other than the MCM Parties) or invitees (including, but not limited to, construction, alterations, repairs or similar acts of any kind whatsoever, and whether or not authorized by this Agreement), (d) by reason of any negligence or willful act or omission by Brera or any of Brera's employees, contractors, agents, licensees or invitees or (e) by reason of any injuries to persons or property occurring in, on or about the Premises to the extent such injuries are due to Brera's wrongful acts or omissions; provided, however, that nothing herein shall obligate Brera to indemnify any of the MCM Parties for Damages caused by the wrongful acts, omissions or negligence of the Prime Landlord or any of the MCM Parties or the Prime Landlord's or an MCM Party's employees, contractors, agents, licensees or invitees. If any action or
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proceeding shall be brought against any of the MCM Parties by reason of any claim covered by the indemnification set forth above, Brera, upon notice from MCM, agrees to resist or defend such action or proceeding and to employ counsel therefor reasonably satisfactory to MCM. Brera shall pay to MCM within ten (10) days after demand therefor all sums which may be owing to any MCM Party by reason of the provisions of this Paragraph 11.

          (c) The obligations of MCM and Brera under this Paragraph 11 shall survive the expiration or earlier termination of this Agreement.

     12. (a) MCM shall make no alterations, decorations, installations, additions or improvements (collectively, "Alterations") in the Premises without the prior written consent of Brera and, if required under the Prime Lease, the consent of the Prime Landlord, which consent Brera shall not unreasonably withhold provided MCM complies with all applicable provisions of the Prime Lease. MCM agrees to indemnify and hold Brera harmless from and against any and all Damages which Brera may incur or pay out to the Prime Landlord with respect to any Alterations performed by MCM or on MCM's behalf in the Premises. Brera similarly agrees to indemnify and hold MCM harmless from and against any and all Damages which MCM may incur or pay out to the Prime Landlord with respect to Alterations performed by Brera or on Brera's behalf in the Premises.

          (b) Brera has consented, subject to approval by the Prime Landlord, to the Alterations heretofore performed by MCM in the Premises in contemplation of its shared occupancy of the Premises. MCM shall pay the entire cost of such Alterations, including all fees of architects and other so-called "soft costs," and MCM shall also pay for the removal of such Alterations and the restoration of the Premises necessitated by such removal upon any refusal of consent thereto by the Prime Landlord and/or upon the expiration or sooner termination of the Prime Lease, if required under the terms of the Prime Lease. Such obligation shall survive the expiration of the Term or other termination of this Agreement.

     13. MCM shall obtain and maintain in full force and effect during the Term of this Agreement at its own cost and expense, to protect Brera, the Prime Landlord, any superior lessor or superior mortgagee under the Prime Lease, and any of Brera's or their respective agents, as insureds, a policy of comprehensive commercial general public liability insurance with respect to the Premises and other insurance pursuant to the Prime Lease for the Personalty located in the Premises, in each instance in accordance with such terms and in such amounts as reasonably required by or as specified in the Prime Lease, as applicable. Alternatively, if available and mutually agreeable, Brera will obtain coverage for MCM under Brera's policies.

     14. Each of Brera and MCM shall look first to any insurance in its favor prior to making any claim against the other for recovery for loss or damage resulting from fire or other casualty. To the extent that such insurance is in force and collectible and to the extent permitted by law, each of Brera and MCM hereby

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releases and waives all right of recovery against the other and against the
Prime Landlord or any one claiming through or under either of Brera and MCM by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if the respective insurance policies of Brera and MCM provide that such release or waiver does not invalidate the insurance. Each of Brera and MCM agrees to use its reasonable efforts to include in its applicable insurance policy such provision.

     15. Notwithstanding any contrary provisions of this Agreement or law, MCM shall have no right to an abatement of the payment obligation provided for herein by reason of a casualty or condemnation or failure of services affecting the Premises unless Brera receives an abatement with respect to its rental obligation under the Prime Lease. In furtherance of the foregoing, Brera agrees to use commercially reasonable efforts to obtain any abatement to which it is entitled under the Prime Lease by reason of the occurrence of any casualty or condemnation or failure of services affecting the Premises.

     16. Supplementing the provisions of Paragraph 7 above, MCM agrees to pay to Brera, as additional payment hereunder, within ten (10) days after demand therefor, all amounts payable by Brera to the Prime Landlord for any special cleaning, overtime HVAC or other supplemental services ordered by MCM.

     17. In the event that MCM shall default in the payment when due of any payment provided for in this Agreement or in the event MCM shall otherwise default in the performance of any other term of this Agreement on its part to be performed and, in such latter event, shall fail to remedy such default by the date which is the earlier of five (5) days prior to the time for curing thereof pursuant to the Prime Lease, or longer period, to the extent permitted under the Prime Lease, if MCM has commenced and is diligently pursuing cure after notice from Brera to MCM specifying in what manner MCM has defaulted, Brera shall have the right, without further notice, to terminate the license hereby granted and re-enter the portion of the Premises occupied by MCM hereunder either by force or otherwise, and dispossess MCM or any occupant claiming from or under you, by summary proceedings or otherwise, and remove MCM's effects and hold the Premises as if this Agreement had not been made, and MCM hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. Notwithstanding any such action, MCM shall remain liable for all Damages suffered or incurred by Brera due to MCM's default, including, without limitation, all costs of securing possession of the Premises.

     18. All notices, requests, demands, elections, consents, approvals and other communications hereunder ("Notices") must be in writing and addressed to a party as follows (or to any other address which such party may designate by Notice):
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     If to Brera:        Brera Capital Partners, LLC
                         590 Madison Avenue
                         New York, New York  10022

                         Attention: Ernest Rubenstein


     If to MCM:          McCarthy, Crisanti & Maffei, Inc.
                         1 Chase Manhattan Plaza, 37th Floor
                         New York, New York  10005

                         Attention: David D. Nixon


     Any notice required by this Agreement to be given or made within a specified period of time, or on or before a date certain, shall be deemed duly given or made only if sent by hand, evidenced by written receipt, by reputable overnight courier, or by certified mail, return receipt requested, and postage and registry fees prepaid. A Notice sent by certified mail (as above) shall be deemed given three (3) days after the date of mailing. All other Notices shall be deemed given when received.

     19. On the expiration of the Term or any earlier termination of this Agreement, MCM shall quit and surrender that portion of the Premises which MCM occupies, together with all of Brera's Personalty located therein, to Brera, broom-clean and in good order, condition and repair, except for ordinary wear and tear, and with respect to the Prime Lease, in accordance with the applicable provisions of the Prime Lease. If the Premises are not surrendered upon the expiration of the Term or any earlier termination of this Agreement, MCM agrees to indemnify and hold harmless Brera from and against all Damages resulting from MCM's delay in so surrendering the Premises and, at Brera's option, MCM shall be deemed to be occupying the Premises as a licensee from month to month, at a monthly license fee equal to two (2) times the fixed license fee and all additional charges payable hereunder on account of the Premises during the last month of the Term of this Agreement and subject to all of the other terms of this Agreement insofar as the same are applicable to a month-to-month licensed occupancy. The obligations of MCM under this Paragraph 19 shall survive the expiration of the Term or other termination of this Agreement.

     20. This Agreement is subject and subordinate in all respects to the Prime Lease, and to all terms and provisions thereof. Neither this Agreement nor the license rights hereby granted shall be assigned, sublet, sublicensed, mortgaged, pledged, encumbered or otherwise transferred by MCM, by operation of law or otherwise, and neither the Premises, nor any part thereof, nor any of MCM's personal property in the Premises shall be encumbered or sublet or used or occupied or permitted to be used or occupied, or utilized for desk space or for mailing privileges by anyone other than MCM and Brera, except that MCM may permit any
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entity controlled by, controlling or under common control with it (each such entity, an "Affiliate") to use and occupy such portions of the Premises as MCM is permitted to use and occupy hereunder.

     21. In the event of and upon the termination, cancellation or surrender of the Prime Lease pursuant to the terms and provisions thereof or otherwise, this Agreement shall automatically cease and terminate.

     22. The parties agree that there is no broker, finder or similar person entitled to a commission, fee or other compensation in connection with this Agreement.

     23. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without regard to the conflict of law provisions of such State. This Agreement contains the entire agreement and understanding between Brera and MCM with respect to the Premises and all prior negotiations and agreements are merged in this Agreement. This Agreement may not be modified or amended or any term or provision hereof waived or discharged except in a writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

     24. Notwithstanding anything to the contrary contained in Paragraph 2 above, in the event the Prime Landlord shall refuse to consent to the sharing of occupancy contemplated by this Agreement, Brera shall have the right to declare this Agreement null and void effective from and after such date of refusal of consent, in which event MCM shall make payment to Brera within five (5) days thereafter of all license payments due in respect of the period from the Commencement Date through said date of termination, and neither party hereto shall have any further obligation to the other hereunder or in connection with the transaction contemplated hereby, other than with respect to obligations which shall have theretofore accrued hereunder.

     25. The terms, covenants and conditions contained in this Agreement whether so expressed or not shall be binding upon and inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns, except that no violation of the provisions of Paragraph 20 hereof shall operate to vest any rights in any successor or assign of MCM.




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     Please indicate your acceptance of this Agreement as of the date on the first page hereof by signing a copy of this letter in the place indicated below and by returning the same to the undersigned.


                                   Very truly yours,

                                   BRERA CAPITAL PARTNERS, LLC



                                   By: /s/ Ernest Rubenstein
                                       ----------------------------------
                                       Name:  Ernest Rubenstein
                                       Title: Member

Accepted and agreed to:

McCARTHY, CRISANTI & MAFFEI, INC.



By: /s/ David Nixon
    --------------------------------
    Name:  David Nixon
    Title: President and Chief
            Executive Officer